EXHIBIT 3.1
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                               CLINICAL DATA, INC.

                           CERTIFICATE OF ELIMINATION
                                     OF THE
                 SERIES A NONVOTING CONVERTIBLE PREFERRED STOCK

                  ____________________________________________

                        Pursuant to Section 151(g) of the
                General Corporation Law of the State of Delaware
                  ____________________________________________


         CLINICAL DATA, INC., a Delaware corporation (the "Corporation"),

DOES HEREBY CERTIFY:

         FIRST: That on April 28, 2003, the Board of Directors of the Corporation previously designated 247,250 shares of preferred stock to be known as "Series A Nonvoting Convertible Preferred Stock," par value $0.01 per share, said Series A Nonvoting Convertible Preferred Stock to be convertible into the Common Stock, $0.01 par value per share, of the Corporation, which designation remains in full force and effect on the date hereof. None of the authorized shares of Series A Nonvoting Convertible Preferred Stock are outstanding and none will be issued.

         SECOND: Pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, on June 20, 2005, duly adopted the following resolutions authorizing the elimination of said Series A Nonvoting Convertible Preferred Stock.

         RESOLVED, that, pursuant to the authority conferred on the Board of Directors of the Corporation by the provisions of Section 151 of the Delaware General Corporation Law, the Board of Directors be and hereby is authorized to eliminate the Series A Nonvoting Convertible Preferred Stock, par value $0.01 per share (the "Series A Nonvoting Stock"), none of which is currently outstanding, and that, pursuant to Delaware law, upon such elimination such shares of Series A Nonvoting Stock shall resume the status that they held prior to their initial designation.

         RESOLVED, that a Certificate of Elimination be executed, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Certificate of Incorporation of the Corporation, all references to the Series A Nonvoting Stock of the Corporation.

         THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Company is hereby amended to eliminate all references to the Series A Preferred Stock.


         IN WITNESS WHEREOF, CLINICAL DATA, INC. has caused this Certificate of the Elimination of the Series A Nonvoting Convertible Preferred Stock to be signed by its President and Chief Executive Officer this 7th day of July, 2005.



                                      CLINICAL DATA, INC.



                                      By: /s/ Israel M. Stein
                                          -------------------------------------
                                          Israel M. Stein, M.D.
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER